UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
 _______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2014

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MASIMO CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	001-33642	33-0368882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Parker Irvine, California	92618
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 297-7000
Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. ___Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 27, 2014, Masimo Corporation (“Masimo”) appointed Anand Sampath, age 48, as its Chief Operating Officer responsible for the Engineering, Manufacturing, Purchasing, Regulatory and Quality organizations.
Mr. Sampath has served as the Executive Vice President, Engineering of Masimo since March 2007. He is an inventor on more than four patents relating to patient monitoring, wireless networks and communications. From April 2006 to March 2007, Mr. Sampath was Masimo’s Director of Systems Engineering. From October 1995 to March 2006, he held various positions, including Program Manager, Engineering Manager and Distinguished Member of Technical Staff, at Motorola, Inc. Mr. Sampath holds a B.S. in Engineering from Bangalore University.
In connection with Mr. Sampath’s appointment as Masimo’s Chief Operating Officer, Masimo did not: (1) enter into any material plan, contract or arrangement with Mr. Sampath, (2) enter into any material amendment of any plan, contract or arrangement to which Mr. Sampath was a party prior to his appointment as Masimo’s Chief Operating Officer, or (3) grant any award or modify any award granted to Mr. Sampath prior to his appointment as Masimo’s Chief Operating Officer.
Mr. Sampath does not have any family relationship with any director or executive officer of Masimo and has not been directly or indirectly involved in any transactions with Masimo. Mr. Sampath was not selected to serve as Masimo’s Chief Operating Officer pursuant to any arrangement or understanding with any person.
In connection with the appointment of Anand Sampath as Masimo’s Chief Operating Officer, effective June 27, 2014, Yongsam Lee will no longer be responsible for Manufacturing, Purchasing, Quality, and Regulatory Affairs but will continue to be responsible for our Information Technology and Facilities organizations, continuing to serve as Masimo’s Chief Information Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Masimo Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MASIMO CORPORATION a Delaware corporation

Date: July 2, 2014	By:	/s/ JOE KIANI
Joe Kiani
Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)